SWWT INC. TO MERGE WITH SANVISION TECHNOLOGY, INC.
COMBINED "IT SOLUTIONS" COMPANY WILL SPECIALIZE IN E-BUSINESS SOFTWARE AND SERVICES FOCUSED ON THE FINANCIAL SERVICES INDUSTRY.

On July 23, 2001, SWWT Inc. ("SWWT") (SWWT: OTCBB) entered into a merger agreement with SanVision Technology, Inc. ("SVT"), an IT solutions company specializing in e-business software and services focused on the financial services industry. SVT was founded in 1992 by Mr. Sanjay Sethi, formerly with JP Morgan.

The combined company will pursue a strategy of cross-border development, with software developers collaborating between India and the United States on development projects and recruiting initiatives. Under the terms of the agreement, the combined company will be renamed "SVT Inc." at a later date.

Under the merger agreement, SWWT will issue 36,071,064 shares of SWWT common stock to the stockholders of SVT in exchange for their shares of SVT. Upon completion of this transaction, the combined company will have outstanding approximately 41,224,073 shares of common stock, on an as converted and fully diluted basis, of which the current stockholders of SVT will own approximately 87.5%.

The merger has been approved by the board of directors of each company and the stockholders of SVT. Consummation of the merger is subject to approval by the SWWT stockholders and various other closing conditions.


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Statements  in  this  press  release,   other  than   statements  of  historical
information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investors  are  cautioned   that   forward-looking   statements  are  inherently
uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties, including, without limitation, the risks associated with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Those and other risks are described in SWWT's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from SWWT.